Exhibit 10.1

Quantum Corporation
224 Airport Parkway, Suite 300
San Jose, CA 95110
www.quantum.com
408-944-4000

April 14, 2016

Fuad Ahmad
[Address]

Dear Fuad,

I am pleased to confirm our offer to you to join Quantum in the position of Senior Vice President & Chief Financial Officer reporting directly to me. Your start date will be Friday, April 15, 2016. You will be located in the San Jose office.

Your annual base salary will be calculated as a percentage of the “Total Fee Basis,” which shall equal an annual rate of $400,000, subject to review and adjustment by the Company from time to time. For your first year of employment, your base salary will be equal to eighty-five percent (85%) of the Total Fee Basis, representing an equivalent annual rate of base salary pay of $340,000, with the remaining fifteen percent (15%) of the Total Fee Basis being paid directly to FLG Partners, LLC (“FLG”) as compensation to FLG under the Placement Agreement entered into between Quantum and FLG concurrently with this letter agreement (the “Placement Agreement’). For your second year of employment, your base salary will be equal to ninety percent (90%) of the then-current Total Fee Basis, with the remaining ten percent (10%) being paid to FLG as described above. For each subsequent year of employment, your base salary will be equal to ninety-five percent (95%) of the then-current Total Fee Basis, with the remaining five percent (5%) being paid to FLG as described above.

In addition, you will be eligible to participate in Quantum’s Incentive Plan (QIP) which is the annual bonus program. Your “Target Bonus Basis” under that plan will be 50% of your Total Fee Basis, and your bonus payout will be equal to ninety percent (90%) of any Target Bonus Basis that is earned, although the actual amount will be determined as described in the plan, based on Quantum’s Corporate and/or business specific results, as well as your own performance. The remaining ten percent (10%) of any Target Bonus Basis earned will be paid to FLG pursuant to the Placement Agreement.

The Company has recommended to the Board of Directors an equity grant of 800,000 full value service-based restricted stock units (RSUs) that vest in equal installments annually over a four-year period. Once your equity award has been formally approved, your stock information will be transferred to E*Trade who serves as our on-line broker. You will receive information from E*Trade necessary for you to establish your on-line account and instructions on how to accept your grants. Your eligibility for future stock grants will be based upon Board approval, budget, eligibility and individual performance. This grant, and any future equity grants made in connection with your employment with Quantum, will be granted solely to you. Any arrangement whereby FLG is to receive a portion of the economic benefit of these grants is solely between you and FLG, and Quantum shall have no interest in, or responsibility for, such an arrangement.

As a Quantum Senior Vice President and Chief Financial Officer, you will be eligible to participate in Quantum’s Change of Control Program. That agreement will be provided to you during your orientation

Exhibit 10.1

which will be scheduled during your first week at Quantum. In the event your employment is terminated involuntarily in a context other than a Change in Control (in which case Quantum’s Change in Control Agreement shall be the sole source of severance benefits), you will be covered under Quantum’s standard severance policy for Vice Presidents. These benefits do not apply to any termination for cause.

Quantum’s flexible benefit program provides a full range of benefits for you and your qualified dependents. Additionally, you will be eligible to participate in Quantum’s Deferred Compensation Program and will be eligible to receive company-reimbursed financial planning services. The financial planning benefit provides for a reimbursement in the first year of up to $6,000 for an initial estate and tax planning review and a yearly benefit thereafter of up to $3,500 for ongoing updates and tax return preparation. A benefit overview packet will be mailed immediately upon your acceptance and you will receive a detailed review of our benefits program during your orientation. Information relating to the Deferred Compensation program will be sent to you within 30 days of your hire date. Your orientation will be scheduled with a representative of HR and will occur shortly after your hire date.

During your employment with Quantum you will have access to confidential and proprietary information, which Quantum vigorously protects. Therefore, this offer is conditioned on your execution and delivery to Quantum of its Proprietary Information and Inventions Agreement. You will receive these documents as part of a separate mailing that will also include your orientation packet. You are requested to bring the required documents with you on your first day.

During your employment with Quantum, you will also devote your full business efforts and time to Quantum. For the duration of your employment with Quantum, you agree not to actively engage in any other employment, occupation, or consulting or other business activity for any direct or indirect remuneration (including membership on a board of directors) without the prior approval of the Chief Executive Officer; provided, however, that you may, without the approval of the Board, i) serve in any capacity with any civic, educational, or charitable organization; and/or ii) continue your involvement and membership in FLG Partners, LLC, provided in each case that such services do not interfere with your obligations to Quantum. Notwithstanding the foregoing, in no event, during the term of your employment with Quantum, will you engage in any other employment, occupation, consulting or other business activity directly related to the business in which Quantum is now involved or becomes involved during the term of your employment, or engage in any other activities that conflict with your obligations to Quantum.

In accepting this offer, you are representing to Quantum that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with Quantum, (b) you do not know of any conflict which would restrict your employment with Quantum and (c) you have not and will not bring with you to your employment with Quantum any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to Quantum any and all agreements relating to your prior employment that may affect your eligibility to be employed by Quantum or limit the manner in which you may be employed.

To comply with government mandated confirmation of employment eligibility, please complete the “Lists of Acceptable Documents” as approved by the United States Department of Justice for establishing identity and employment eligibility - the “I-9” process - which will be mailed to you with your benefits information. Please bring these documents to your orientation. Also, please review and sign the “Agreement Covering the Protection of Company Private and Proprietary Information.” That document can also be returned during your orientation.

To confirm your acceptance of our offer, please sign one copy of this letter, and return the document to Terri Longbella, Director of Human Resources, Quantum Corporation 10125 Federal Drive, Colorado Springs, CO 80908. You may also scan your signed copy to Terri at terri.longbella@quantum.com. This offer is contingent upon successful completion of security background verification.

Exhibit 10.1

This offer supersedes any and all other written or verbal offers. Employment at Quantum is at will - either you or Quantum has the right to terminate your employment at any time for any reason, with or without cause. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from Quantum give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with Quantum.

Fuad, I am very excited to have you join our leadership team and look forward to our partnership in driving future Quantum success.

Sincerely,

/s/ Jon Gacek
Jon Gacek President and CEO Quantum Corporation

I understand and accept the terms of this employment.

Signed	/s/ Fuad Ahmad	Date	April 14, 2016
Faud Ahmad